Exhibit 99.1

Zedge Announces Fourth Quarter and Full Year Fiscal 2018 Results

New York, NY & Trondheim, Norway – October 24, 2018: Zedge, Inc. (NYSE American:ZDGE) today announced results for the fourth quarter and full fiscal year 2018, the three and twelve months ended July 31, 2018.

Fourth Quarter and Full FY 2018 Operational and Financial Highlights

(Results are for the 4th quarter and full FY 2018 compared to the 4th quarter and full FY 2017 respectively, unless otherwise noted)

■	MAU (Monthly Active Users) for the last 30 days of the quarter increased 9.8% to 34.8 million from 31.7 million in the comparable period of 2017; MAU in the well-developed markets declined 8.1% and increased 27.2% in the emerging markets during the last 30 days of the quarter when compared to the same period a year earlier;

■	Total installs at July 31, 2018, increased 22.9% to 336.3 million from 273.7 million at July 31, 2017;

■	Quarterly revenue increased 1.3% to $2.58 million from $2.55 million;

■	Average revenue per MAU derived from our apps (ARPMAU) was $0.0231 for Q4 ‘18, a decrease of 9.4% when compared to the same period last year and an increase of 4.1% sequentially;

■	Full year revenue increased 8.0% to $10.8 million compared to $10.0 million;

■	SG&A in the 4th quarter of FY 2018 declined 18.6% to $1.8 million due in part to a one-time benefit gained from reversing accrued vacation and audit fees totaling approximately $360 thousand;

■	Income from operations during the 4th quarter of FY 2018 was $5 thousand compared to loss from operations of $264 thousand;

■	Full year loss from operations was $1.30 million compared to $0.68 million;

■	Net loss per diluted share of $0.03 in the 4th quarter of FY 2018 compared to net loss per diluted share of $0.02;

■	Full year diluted loss per share of $0.16 compared to diluted EPS of $0.06;

■	Zedge Premium, our marketplace for personalized digital goods, shows promise with early post-launch participation rates (the number of core app users that entered Zedge Premium) increasing 211% between April and September;

■	We have completed the soft launch of our artist portal, a self-serve platform that enables artists to market in Zedge Premium. This is a needed tool for scaling the business;

■	Over the past three months we introduced new content types including video wallpapers and stickers;

■	Our development center in Lithuania is operational and is focusing on accelerating the development of Zedge Premium;

■	The combination of cost-cutting initiatives announced at the end of Q1 ‘18 and voluntary resignations have resulted in $0.8 million (or $1.3 million on an annualized basis) in SG&A savings to date, which has been reinvested in Zedge Premium.

Management Remarks

“Zedge is committed to becoming the “everything you” destination that people turn to when seeking digital content that expresses their essence, individuality and taste building on its leadership and success in mobile phone personalization content,” said Tom Arnoy, co-Founder and CEO. “I am encouraged by the potential that both our core offering and Zedge Premium have to offer. We experienced lackluster growth in revenue and MAU during the fourth quarter and we are implementing steps to address the root cause. We have acted on user feedback, and are poised to reap the benefits from our investments in improving search and discovery, content recommendations and the overall user experience. We have independent semi-autonomous teams operating in Norway, the US, and now Lithuania that are focused on executing Zedge Premium’s product vision in order to drive user growth, artist participation and revenue expansion. In the past quarter we had a soft launch of our artist portal, a self-serve platform that empowers creators to open their own virtual store; introduced video wallpapers, an exciting new content type for our users; enabled co-creation by allowing users to enhance their content with digital stickers; and elevated sharing and posting functionality as a core part of the user journey. Our belief is that co-creation and sharing will increase the frequency of use of our app and positively impact revenue. In addition, we continue witnessing consistent, incremental month-over-month improvements in the marketplace’s participation rates (users that are visiting Zedge Premium) and conversion rates (users that take some action that generates revenue for our artists and for Zedge). Although it will take time to mature, we are encouraged by the progress we’ve made and optimistic about the potential, and will continue investing in what we believe is an untapped opportunity that can scale our business, drive revenues, attract new users and ultimately increase our value.”

Jonathan Reich, CFO and COO of Zedge, said, “In Fiscal 2018, we committed to Zedge Premium as a key investment area and driver of future growth. Since completing the Freeform transaction we have done a better job in containing our expenses, which, coupled with savings we have recognized from staff layoffs and voluntary resignations, has given us the ability to provide Zedge Premium with necessary resources. Although our net loss for FY 2018 was $1.6 million, much of this is attributable to the investment we are making in building the premier marketplace for digital content.”

Financial Results by Quarter (in thousands of USD)

	Q4	Q4			Q4	Q3			Years Ended
	FY ‘18	FY ‘17	DELTA	% Change	FY ‘18	FY ‘18	DELTA	% Change	7/31/2018	7/31/2017	DELTA	% Change
Revenue	$2,579	$2,547	$32	1.3%	$2,579	$2,551	$28	1.1%	$10,833	$10,031	$802	8.0%
Direct Cost of Revenue	$412	$381	$31	8.1%	$412	$378	$34	9.0%	$1,518	$1,567	$(49)	-3.1%
Total SG&A	$1,828	$2,247	$(419)	-18.6%	$1,828	$2,195	$(367)	-16.7%	$9,581	$8,468	$1,113	13.1%
Depreciation & Amortization	$334	$156	$178	114.1%	$334	$317	$17	5.4%	$1,033	$643	$390	60.7%
Write Off of Software / Tech Development	$0	$27	$(27)	-100.0%	$0	$0	$0	nm	$0	$36	$(36)	-100.0%
Income (loss) from Operations	$5	$(264)	$269	-101.9%	$5	$(339)	$344	-101.5%	$(1,299)	$(683)	$(616)	90.2%
Net Gain/(Loss) from FX & Other	$(37)	$60	$(97)	-161.7%	$(37)	$33	$(70)	-212.1%	$(34)	$56	$(90)	-160.7%
Provision for (benefit from) income taxes	$229	$4	$225	nm	$229	$3	$226	nm	$230	$(16)	$246	nm
Net Loss	$(261)	$(208)	$(53)	25.5%	$(261)	$(309)	$48	-15.5%	$(1,563)	$(611)	$(952)	155.8%
Loss Per Share	$(0.03)	$(0.02)	$(0.01)	50.0%	$(0.03)	$(0.03)	$0.00	0.0%	$(0.16)	$(0.06)	$(0.10)	165.7%
Total Current Assets Less Total Current Liabilities	$4,094	$5,125	$(1,031)	-20.1%	$4,094	$4,101	$(7)	-0.2%	$4,094	$5,125	$(1,031)	-20.1%
MAU (Million)	34.8	31.7	3.1	9.8%	34.8	34.2	0.6	1.8%	34.8	31.7	3.1	9.8%
Total Installs (Million)	336.3	273.7	62.6	22.9%	336.3	321.5	14.8	4.6%	336.3	273.7	62.6	22.9%
ARPMAU	$0.0231	$0.0255	$(0.0024)	-9.4%	$0.0231	$0.0222	$0.0009	4.1%	$0.0246	$0.0244	$0.0002	0.8%

nm-not meaningful

Earnings Announcement and Supplemental Information

Zedge will host a conference call at 4:30 PM Eastern, October 24, 2018 beginning with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To participate in the call, please dial 877-407-8133 (U.S. toll free) or 201-689-8040 (International) at least five minutes before the 4:30 PM Eastern start and ask for the Zedge earnings conference call.

The call will also be webcast through this URL: http://www.investorcalendar.com/event/37465 thru 1/24/2019.

Starting approximately two hours after the call and continuing through November 7, 2018, a recording of the call will be available by dialing 877-481-4010 (U.S. toll free) or 919-882-2331 (International) and entering the replay access code: #37465

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge is a content discovery and creation platform with a global audience of close to 35 million monthly active users. We aspire to be the “everything you” destination that people turn to when seeking digital content that expresses their essence, individuality, and taste. Professional artists, individual creators, and brands use Zedge to market, distribute and sell their content. We have a rich and diverse library with more than a million images and audio clips.

Contact:

Jonathan Reich

ir@zedge.net

ZEDGE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

July 31,	2018	2017
Assets
Current assets:
Cash and cash equivalents	$3,408	$4,580
Trade accounts receivable, net of allowance for doubtful accounts of $0 at July 31, 2018 and 2017	1,777	1,712
Prepaid expenses	316	315
Other current assets	302	427
Total current assets	5,803	7,034
Property and equipment, net	3,344	2,678
Goodwill	2,447	2,518
Other assets	125	301
Total assets	$11,719	$12,531
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$280	$33
Accrued expenses	1,428	1,840
Due to IDT Corporation	1	36
Total current liabilities	1,709	1,909
Total liabilities	1,709	1,909
Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at July 31, 2018 and 2017	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 9,786 and 9,123 shares issued and outstanding at July 31, 2018 and 2017, respectively	98	91
Additional paid-in capital	22,508	21,446
Accumulated other comprehensive loss	(702)	(584)
Accumulated deficit	(11,899)	(10,336)
Total stockholders’ equity	10,010	10,622
Total liabilities and stockholders’ equity	$11,719	$12,531

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)

Year ended July 31,	2018	2017
Revenues	$10,833	$10,031
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	1,518	1,567
Selling, general and administrative	9,581	8,468
Depreciation and amortization	1,033	643
Write-off of capitalized software and technology development costs	-	36
Loss from operations	(1,299)	(683)
Interest and other income	29	19
Net (loss) gain resulting from foreign exchange transactions	(63)	37
Loss before income taxes	(1,333)	(627)
Provision for (benefit from) income taxes	230	(16)
Net loss	(1,563)	(611)
Other comprehensive (loss) income:
Changes in foreign currency translation adjustment	(118)	233
Total other comprehensive (loss) income	(118)	233
Total comprehensive loss	$(1,681)	$(378)

Loss per share attributable to Zedge, Inc. common stockholders:
Basic and diluted	$(0.16)	$(0.06)
Weighted-average number of shares used in calculation of loss per share:
Basic and diluted	9,803	9,467

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

Year ended July 31,	2018	2017
Operating activities
Net loss	$(1,563)	$(611)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,033	643
Deferred income taxes	172	(28)
Stock-based compensation	595	275
Write-off of capitalized software and technology development costs	-	36
Stock issued to FreeForm noteholders	242	-
Change in assets and liabilities:
Trade accounts receivable	(65)	(45)
Prepaid expenses and other current assets	122	(481)
Other assets	5	(8)
Trade accounts payable and accrued expenses	(174)	400
Due to IDT Corporation	(35)	(263)
Deferred revenue	-	(15)
Net cash provided by operating activities	332	(97)
Investing activities
Capitalized software and technology development costs and purchase of equipment	(1,702)	(1,506)
Net cash used in investing activities	(1,702)	(1,506)
Financing activities
Proceeds from exercise of stock options	232	166
Net cash provided by financing activities	232	166
Effect of exchange rate changes on cash and cash equivalents	(34)	39
Net decrease in cash and cash equivalents	(1,172)	(1,398)
Cash and cash equivalents at beginning of year	4,580	5,978
Cash and cash equivalents at end of year	$3,408	$4,580

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for income taxes	$31	$-